UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

  [   ] Preliminary Proxy Statement

  [   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  [   ] Definitive Proxy Statement

  [X] Definitive Additional Materials

  [   ] Soliciting Material Pursuant to §240.14a-12

Sun Communities, Inc.

(Name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SUN COMMUNITIES, INC.

27777 Franklin Road, Suite 200

Southfield, MI 48034-8205

NOTICE OF SUPPLEMENT TO PROXY STATEMENT

To the Stockholders of Sun Communities, Inc.:

In response to certain requests, the Board of Directors (the “Board”) of Sun Communities, Inc. (the “Company”) has revised its proposed Equity Incentive Plan (the “Equity Plan”), which is set forth as “Exhibit A” to the Company’s Proxy Statement, as filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2009 (the “Proxy Statement”). The revised Equity Plan eliminates the Equity Plan Administrator’s ability to permit, without stockholder approval, the exchange or surrender of awards under the Equity Plan that would directly or indirectly reprice the surrendered award. A more detailed description of the revision is included with the attached supplement.

The Company’s Annual Meeting of Stockholders will be held at the same place, on the same date, and at the same time as announced in the Proxy Statement, that is, on Wednesday, July 29, 2009, at 11:00 a.m., local time, at the Hilton Garden Inn, 26000 American Drive, Southfield, MI 48034. Subject to the revision described above, the Annual Meeting with continue to be held for the following purposes:

(1)	To elect three directors to serve until the Annual Meeting of Stockholders to be held in 2012 or until their successors shall have been duly elected and qualified;

(2)	To approve the Company’s Equity Incentive Plan (as modified); and

(3)	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors
Dated: July 22, 2009	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE SUN COMMUNITIES, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2009

The Company will provide upon request and without charge to each stockholder copies of the Notice of Supplement to Proxy Statement, the Supplement to Proxy Statement, the Proxy Statement, and the Company’s 2008 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 13, 2009, as amended by Form 10-K/A, as filed with the SEC on March 30, 2009. Alternatively, the foregoing documents can also be accessed electronically via the Internet at www.proxyvote.com.

SUN COMMUNITIES, INC.

27777 Franklin Road, Suite 200

Southfield, MI 48034-8205

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 29, 2009

Revised Proxy Statement Disclosure

The proposed Equity Incentive Plan (the “Equity Plan”) of Sun Communities, Inc. (the “Company”) can be found under Exhibit A of the Company’s Proxy Statement, as filed with the Securities and Exchange Commission (“SEC”) on June 15, 2009 (the “Proxy Statement”). The revised Equity Plan eliminates the Equity Plan Administrator’s ability to permit, without stockholder approval, the exchange or surrender of awards under the Equity Plan that would directly or indirectly reprice the surrendered award. Revisions to the Equity Plan are identified below. Deleted text is shown below as crossed through, and new text is shown below in bold and underlined:

11.07  Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Administrator and Participant approve~~, including, but not limited to, terms which provide that upon such surrender the Company will pay to the Participant cash or Company Common Stock, or a combination of cash and Company Common Stock~~; provided, however, that the Administrator may not, without stockholder approval, permit the exchange or surrender of Awards, whether for cash or other Awards, that would directly or indirectly reprice the surrendered Award. Notwithstanding anything to the contrary contained in the Plan, the Administrator may not, without stockholder approval, grant new Awards to a Participant with Exercise Prices or Purchase Prices, as the case may be, lower than the Exercise Prices or Purchase Prices, as the case may be, of current Awards held by such Participant on the condition that such Participant surrender such current Awards to the Company.

The foregoing description of the revised Equity Plan is not complete and is qualified in its entirety by reference to the full text of the revised Equity Plan which is filed as Exhibit A to this Supplement and incorporated herein by reference.  The changes set forth above are the only changes to the proposals to be voted on at the Annual Meeting of stockholders of the Company. Otherwise, the Proxy Statement for the Annual Meeting of Stockholders remains unchanged.

Proxies

Unless revoked as described in the Proxy Statement, the Company will count all proxies voted in favor of original Proposal 2 as voted in favor of revised Proposal 2.

Proxy Materials

The Company will provide upon request and without charge to each stockholder copies of the Notice of Supplement to Proxy Statement, the Supplement to Proxy Statement, the Proxy Statement, and the Company’s 2008 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 13, 2009, as amended by Form 10-K/A, as filed with the SEC on March 30, 2009. Alternatively, the foregoing documents can also be accessed electronically via the Internet at www.proxyvote.com.

EXHIBIT A

SUN COMMUNITIES, INC.

EQUITY INCENTIVE PLAN

Effective ______________, 2009

SUN COMMUNITIES, INC.

EQUITY INCENTIVE PLAN

Sun Communities, Inc., a Maryland corporation (the “Company”), has adopted the Sun Communities, Inc. Equity Incentive Plan (the “Plan”) as set forth herein.

Article I.

Purpose and Adoption of the Plan

1.01        Purpose. The purpose of the Plan is to provide certain key employees of the Company with an additional incentive to promote the Company’s financial success and to provide an incentive which the Company may use to induce able persons to enter into or remain in the employment of the Company or a Subsidiary by providing such persons an opportunity to acquire or increase his or her direct proprietary interest in the operations and future of the Company.

1.02        Adoption and Term. The Plan has been adopted by the Board and shall be effective upon approval by the Company’s stockholders. The Plan replaces the Sun Communities, Inc. Stock Option Plan adopted in 1993, amended and restated in 1996 and 2000, and terminated by the Board of Directors effective as of the approval of this Plan by the Company’s stockholders.

The Plan will terminate automatically on the tenth (10th) anniversary of the Effective Date, and may be terminated on an earlier date as provided in Section 12.01(b).

Article II.

Definitions

2.01        Administrator means the committee having authority to administer the Plan pursuant to Section 3.01.

2.02        Award means any one or combination of Non-Qualified Stock Options, Performance Based Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Share Rights or any other award made under the terms of the Plan.

2.03        Award Agreement means a written agreement between the Company and Participant specifically setting forth the terms and conditions of an Award granted under the Plan, including the maximum number shares of Company Common Stock subject to the Award and the Exercise Price or Purchase Price.

2.04        Award Period means, with respect to an Award, the period of time set forth in the Award Agreement during which specified conditions set forth in the Award Agreement must be satisfied.

2.05        Beneficiary means (a) an individual, a trust or an estate who or which, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant’s death; or (b) an individual, who by designation of the Participant, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant’s death.

2.06        Board means the Board of Directors of the Company.

2.07        Business Combination means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

2.08      Change of Control Event means (a) an event or series of events by which any Person or other entity or group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) of Persons or other entities acting in concert as a partnership or other group (a “Group of Persons”) (other than Persons who are, or Groups of Persons entirely made up of, (i) management personnel of the Company or (ii) any affiliates of any such management personnel) shall, as a result of a tender or exchange offer or offers, an open market purchase or purchases, a privately negotiated purchase or purchases or otherwise, become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into, another Person (other than a Subsidiary in a transaction which is not otherwise a Change of Control Event), or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property; (c) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (d) any complete liquidation or dissolution of the Company (other than a liquidation into a Subsidiary that is not otherwise a Change of Control Event).

2.09        Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.10        Company Common Stock means the Common Stock of the Company, par value $0.01.

2.11        Date of Grant means the date designated by the Administrator as the date as of which it grants an Award, which shall not be earlier than the date on which the Administrator approves the granting of such Award.

2.12        Director means a member of the Board of Directors of the Company.

2.13        Effective Date means the date the Plan was approved by the Company’s stockholders.

2.14        Exchange Act means the Securities Exchange Act of 1934, as amended.

                           2.15        Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Administrator, in accordance with Section 7.03 hereunder, and set forth in the Award Agreement, which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the Incremental Value to be paid to the Participant.

2.16        Expiration Date means the date specified in an Award Agreement as the expiration date of such Award.

2.17        Fair Market Value means the value of a share of Company Common Stock, as determined as follows: if on the Date of Grant or other determination date (each, a “Valuation Date”) the shares of Company Common Stock are readily tradable on an established securities market, the Fair Market Value of a share of Company Common Stock will be the closing price of the shares in the established securities market (if there is more than one such exchange or market, the Board will determine the appropriate exchange or market) on the Valuation Date, or, if there is no such reported closing price, the Fair Market Value will be the arithmetic mean of the high and low prices on such Valuation Date. If the shares of Company Common Stock are not readily tradable on an established securities market, and are not transferred pursuant to an Incentive Stock Option, the Fair Market Value on a Valuation Date means a value determined by a reasonable application of a reasonable method as determined by the Board of Directors in good faith taking into account, without limitation, Section 409A of the Code. Any reasonable valuation method, made in good faith, including the valuation methods permitted under Section 20.2031-2 of the Treasury regulations, may be used to determine the Fair Market Value of a share transferred pursuant to an Incentive Stock Option.

2.18	Incentive Stock Option means an incentive stock option described in Section 422 of the Code.

2.19	Incremental Value has the meaning given such term in Section 7.01 of the Plan.

2.20        Merger Price means the value (as determined by the Administrator) of the consideration payable for shares of Company Common Stock pursuant to a Business Combination.

                           2.21        Non-Qualified Stock Option means an Option which is not an Incentive Stock Option or a Performance-Based Option.

2.22        Officer means any officer of the Company who is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act.

2.23        Options means all Non-Qualified Stock Options, Incentive Stock Options and Performance-Based Options granted to purchase shares of Company Common Stock under the terms of the Plan.

2.24	Participant shall have the meaning set forth in Article V.

2.25        Performance-Based Option means an Option subject to attainment of performance goals over a performance period that, upon exercise or at any other time, would not result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code.

2.26	Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.02.

2.27        Restricted Share Right means a right to receive Company Common Stock subject to restrictions imposed under the terms of an Award granted pursuant to Article IX.

2.28        Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule.

2.29	Stock Appreciation Right means an Award granted in accordance with Article VII.

2.30	Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

2.31        Termination of Employment means the voluntary or involuntary termination of a Participant’s employment with the Company for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any other similar transaction in which the Participant’s employer ceases to be the Company or a Subsidiary of the Company. Whether an authorized leave of absence or absence on military or government service, absence due to disability, or absence for any other reason shall constitute Termination of Employment shall be determined in each case by the Administrator in its sole discretion.

Article III.

Administration

3.01        Administration. The Administrator of the Plan shall be the committee appointed by the Board which shall at all times consist of three (3) or more persons, each of which shall be members of the Board and shall qualify as an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual, as amended from time to time and any successor thereto, as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Until changed by the Board, the Administrator shall be the Compensation Committee of the Board. The Administrator shall have full power and authority to take all actions and to make all determinations required or provided under the Plan, any Award or any Award Agreement and shall have full power and authority to take all other actions and make all other determinations not inconsistent with the specific terms and provisions of the Plan that it deems necessary or appropriate to the administration of the Plan, any Award or Award Agreement, including without limitation, establishing and modifying administrative rules, imposing such conditions and restrictions on Awards as it determines appropriate and canceling Awards (including those made pursuant to other plans of the Company). All such actions and determinations of the Administrator must be made by the affirmative vote of a majority of the members of the Administrator.Unless otherwise expressly determined by the Board, the interpretation and construction by the Administrator of any provision of the Plan, any Award or any Award Agreement is final, binding and conclusive. The Administrator may delegate such of its powers and authority under the Plan as it deems appropriate to the Chief Executive Officer of the Company with respect to Awards, including the granting thereof, to individuals who are not Officers.

3.02        Indemnification. Members of the Administrator shall be entitled to indemnification and reimbursement from the Company for any action or any failure to act in connection with service as Administrator to the full extent provided for or permitted by the Company’s articles of incorporation or bylaws or by any insurance policy or other agreement intended for the benefit of the Company’s officers, directors or employees or by any applicable law.

                           3.03      Terms of Awards. Subject to other terms and conditions of the Plan, the Administrator has the full and final authority to:

(a)	designate Participants;

(b)	determine the type or types of Awards made to Participants;

(c)	determine the number of shares of Company Common Stock subject to any Award;

(d)        establish the terms and conditions of each Award, including without limitation, the Exercise Price or Purchase Price, the nature and duration of any restriction or condition relating to vesting, exercise, transfer or forfeiture of an Award or the shares subject to the Award, and any terms or conditions that may be necessary to remain exempt from the requirements of Section 409A of the Code or qualify Options as Incentive Stock Options; and

(e)        amend, modify or supplement the terms of any outstanding Award, provided, that, no such amendment, modification or supplement may cause an Award to violate Section 409A of the Code or, without the written consent of the Participant, impair the Participant’s vested rights under an Award Agreement.

Article IV.

Company Common Stock Issuable Pursuant to the Plan

4.01        Shares Issuable. The maximum number of shares of Company Common Stock that may be issued under the Plan is Nine Hundred Fifty Thousand (950,000) shares. The aggregate number of Company Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed Nine Hundred Fifty Thousand (950,000) shares. The aggregate number of shares to be issued under the Plan, will be adjusted in accordance with Section 4.03 of the Plan. Shares of Company Common Stock may be authorized and unissued shares or issued shares which have been reacquired by the Company. A share of Company Common Stock and its related tandem Stock Appreciation Right may only be counted once.

4.02        Shares Subject to Terminated Awards. In the event that any Award at any time granted under the Plan is surrendered to the Company, terminated, forfeited, cancelled (other than in connection with the exercise of a tandem Stock Appreciation Right), expires before it has been fully exercised, or an award of Stock Appreciation Rights is exercised for cash, then all shares of Company Common Stock underlying such portion of the Award shall be added to the remaining number of shares of Company Common Stock available for issuance under the Plan. Shares of Company Common Stock subject to Options, or portions thereof, which have been surrendered in connection with the exercise of tandem Stock Appreciation Rights and shares of Company Common Stock issued in payment of such Stock Appreciation Rights shall not be available for subsequent Awards under the Plan. Any shares of Company Common Stock issued by the Company pursuant to its assumption or substitution of outstanding grants from acquired companies shall not reduce the number of shares available for Awards under this Plan unless issued under this Plan.

4.03	Adjustments to Reflect Capital Changes.

(a)     Recapitalization. The number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, and the number and kind of shares available for Awards subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Administrator shall have the power to determine the amount of the adjustment to be made in each case.

(b)    Sale or Reorganization. Upon consummation of a Business Combination in which the outstanding shares of Company Common Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a “Transaction”), the Administrator may, in its discretion, take any one or more of the following actions as to outstanding Options: (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to the holders of the Options, provide that all unexercised Options will terminate immediately prior to the consummation of the Transaction unless exercised by the Option holder within a specified period following the date of such notice, and/or (iii) in the event of a Business Combination under the terms of which holders of the Company Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Business Combination, make or provide for a cash payment to the Option holders equal to the difference between (A) the Merger Price times the number of shares of Company Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise prices of all such outstanding Options, in exchange for the termination of such Options. In the event Options will terminate upon consummation of the Transaction as provided in clause (ii) above, each Option holder shall be permitted, within a specified period determined by the Administrator, to exercise all non-vested Options, subject to the consummation of the Transaction.

(c)     Options to Purchase Stock of Acquired Companies. After any reorganization, merger or consolidation in which the Company or a Subsidiary of the Company shall be a surviving corporation, the Administrator may grant substituted Options under the provisions of the Plan, subject to the applicable requirements described in Section 424 of the Code or Section 1.409A-1(b)(5)(d) of the Treasury regulations, replacing old Options granted under a plan of another party to the reorganization, merger or consolidation, where such party’s stock may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Administrator in its sole discretion. Any adjustments may provide for the elimination of any fractional shares which might otherwise have become subject to any Awards.

Article V.

Participation

5.01        Eligible Employees. Participants in the Plan shall be the Officers and other employees of the Company or a Subsidiary as the Administrator, in its sole discretion, may designate from time to time to receive an Award. The Administrator’s designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

5.02        Special Provisions for Certain Non-Employees. Notwithstanding any provision contained in this Plan to the contrary, the Administrator may grant Awards under the Plan to non-employees who, in the judgment of the Administrator, render significant services to the Company or a Subsidiary, on such terms and conditions as the Administrator deems appropriate and consistent with the intent of the Plan.

Article VI.

Option Awards

6.01        Power to Grant Options. The Administrator may grant to any Participant Options entitling the Participant to purchase shares of Company Common Stock at a price not less than the Fair Market Value of the shares on the Date of Grant, in such quantity and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Administrator. The Administrator may designate an Option as an Incentive Stock Option, a Non-Qualified Stock Option or a Performance-Based Option. The terms of any Option granted under this Plan shall be set forth in an Award Agreement. Notwithstanding any other provision of the Plan, any Option awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3.

6.02        Purchase Price of Options. The per share Purchase Price of each share of Company Common Stock which may be purchased upon exercise of any Option granted under the Plan may never be less than the Fair Market Value of such shares on the Date of Grant, provided, however, that in the case of an Incentive Stock Option granted to a Participant who at the time of the grant owns (as defined in Section 424(d) of the Code) stock in the Company or a Subsidiary of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of any such entity (a “10% Stockholder”), the Purchase Price must be at least one hundred and ten percent (110%) of the Fair Market Value of the Company Common Stock.

                          6.03      Designation of Incentive Stock Options. If the Administrator designates, at the Date of Grant, that the Option is an Incentive Stock Option under Section 422 of the Code, the following additional provisions apply.

(a)     Incentive Stock Option Share Limitation. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company) which would result in stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year, or which would entitle such Participant to purchase a number of shares greater than the maximum number permitted by Section 422 of the Code as in effect on the Date of Grant. If the aggregate Fair Market Value (determined at the Date of Grant) of the shares subject to the Option, which first becomes exercisable in any calendar year and during this period exceeds the limitation of this subsection, so much of the Option that does not exceed the applicable dollar limit will be designated as an Incentive Stock Option and the remainder will be designated as a Non-Qualified Stock Option, but in all other aspects the Award Agreement will remain in full force and effect.

(b)    Other Incentive Stock Option Terms. Whenever possible, each provision in the Plan and in every Option granted under this Plan which is designated by the Administrator as an Incentive Stock Option will be interpreted in such a manner as to entitle the Option to the tax treatment afforded by Section 422 of the Code. If any provision of this Plan or any Option designated by the Administrator as an Incentive Stock Option does not to comply with requirements necessary to entitle such Option to such tax treatment, then (i) such provision shall be deemed to have contained from the outset such language as is necessary to entitle the Option to the tax treatment afforded under Section 422 of the Code, and (ii) all other provisions of this Plan and the Award Agreement will remain in full force and effect. If any Award Agreement covering an Option designated by the Administrator to be an Incentive Stock Option under this Plan does not explicitly include any terms required to entitle such Incentive Stock Option to the tax treatment afforded by Section 422 of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms.

6.04        Rights as a Stockholder. The Participant or any transferee of an Option pursuant to Section 8.02 or Section 11.05 shall have none of the rights of a stockholder with respect to any shares of Company Common Stock covered by an Option until the Participant or transferee is the holder of record of any such shares, and no adjustment shall be made for dividends and cash or other property or distributions or other rights for which the record date is prior to the date the Participant is the holder of record.

Article VII.

Stock Appreciation Rights

7.01        Power to Grant Stock Appreciation Rights. The Administrator is authorized to grant to any Participant a Stock Appreciation Right that entitles the Participant to receive, upon exercise thereof, a payment from the Company, payable as provided in Section 7.04, of an amount equal to the Incremental Value of the Stock Appreciation Rights. The Incremental Value of a single share of Company Common Stock is an amount equal to the remainder derived from subtracting (i) the Exercise Price for the right established in the Award Agreement from (ii) the Fair Market Value of a share of Company Common Stock on the date of exercise. The terms of any Stock Appreciation Right granted under the Plan, including the Exercise Price which may never be less than the Fair Market Value of the underlying share of Company Common Stock on the Date of Grant, will be set forth in an Award Agreement. Notwithstanding any other provision of the Plan, any Stock Appreciation Right awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3.

7.02        Tandem Stock Appreciation Rights. The Administrator may grant to any Participant a Stock Appreciation Right covering any share of Company Common Stock which is, at the Date of Grant, also covered by an Option granted to the same Participant, either prior to or simultaneously with the grant to such Participant of the Stock Appreciation Rights, provided: (i) any Option covering any share of Company Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Rights with respect to the same share; (ii) any Stock Appreciation Rights covering any share of Company Common Stock shall not be exercisable upon the exercise of any related Option with respect to the same share; and (iii) an Option and Stock Appreciation Rights covering the same share of Company Common Stock may not be exercised simultaneously.

7.03        Exercise Price. In the case of a tandem Stock Appreciation Right, the Exercise Price established under any Stock Appreciation Right, as determined by the Administrator and set forth in the Award Agreement, may not be less than the Purchase Price of the related Option. Upon exercise of a tandem Stock Appreciation Right, the number of shares subject to exercise under a related Option will automatically be reduced by the number of shares of Company Common Stock represented by the Option or portion thereof which is surrendered as a result of the exercise of such Stock Appreciation Right.

7.04        Payment of Incremental Value. Any payment which may become due from the Company by reason of Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Administrator (i) all in cash, (ii) all in Company Common Stock, or (iii) in any combination of cash and Company Common Stock. In the event that all or a portion of the payment is made in Company Common Stock, the number of shares of the Company Common Stock delivered in satisfaction of such payment will be determined by dividing the amount of the payment by the Fair Market Value on the date of exercise. The Administrator may determine whether payment upon exercise of a Stock Appreciation Right will be made in cash or in stock, or a combination thereof, upon or at any time prior to the exercise of such Stock Appreciation Right. No fractional share of Company Common Stock will be issued to make any payment; if any fractional shares would be issuable, the mix of cash and Company Common Stock payable to the Participant will be adjusted as directed by the Administrator to avoid the issuance of any fractional share.

Article VIII.

Terms of Options and Stock Appreciation Rights

8.01        Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:

(a)	Expiration Date of the Award as provided in the Award Agreement; or

(b)	Termination of the Award as provided in Section 8.02; or

(c)        In the case of an Incentive Stock Option, the tenth (10th) anniversary of the Date of Grant, unless the Participant is a 10% Stockholder in which case on the fifth (5th) anniversary of the Date of Grant; or

(d)        Solely in the case of tandem Stock Appreciation Rights, upon the Expiration Date of the related Option.

8.02        Exercise by Officer. Unless the grant of a specific Award is approved in advance by the Board of Directors, Administrator or the Company’s shareholders, an Officer may not exercise an Option and/or a Stock Appreciation Right awarded to him or her before the six (6) month anniversary date of the Date of Grant.

8.03	Exercise on Death or Termination of Employment.

(a)     Unless otherwise provided in the Award Agreement, in the event of the death of a Participant while an employee of the Company or a Subsidiary of the Company, the right to exercise all unexpired Awards shall be accelerated and shall accrue as of the date of death, and the Participant’s Awards may be exercised by his Beneficiary at any time within one year after the date of the Participant’s death.

(b)    Unless otherwise provided in the Award Agreement, in the event of Participant’s Termination of Employment at any time for any reason (including disability or retirement) other than death or for “cause,” as defined in paragraph 8.03(d) below, an Award may be exercised, but only to the extent it was otherwise exercisable, on the date of Termination of Employment, within ninety days after the date of Termination of Employment. In the event of the death of the Participant within the ninety-day period following Termination of Employment, his Award may be exercised by his Beneficiary within the one-year period provided in subparagraph 8.02(a) above.

(c)     With respect to an Award which is intended to constitute an Incentive Stock Option, upon Termination of Employment, such Award shall be exercisable as provided in Section 422 of the Code.

(d)    In the event that a Participant’s Termination of Employment is for “cause,” the Participant’s Award Agreements and underlying Awards will terminate immediately upon Termination of Employment. A Participant’s employment shall be deemed to have been terminated for “cause” if such termination is determined, in the sole discretion of the Administrator, to have resulted from an act or omission by the Participant constituting active and deliberate dishonesty, as established by a final judgment or actual receipt of an improper benefit or profit in money, property or services, or from the Participant’s continuous failure to perform his or her duties under any employment agreement in effect between the Participant and the Company in any material manner (or, in the absence of such an agreement, the consistent failure or refusal of the Participant to perform according to reasonable expectations and standards set by the Board and/or management consistent with Participant’s title and position) after receipt of notice of such failure from the Company specifying how the Participant has so failed to perform.

8.04        Acceleration of Exercise Time. The Administrator, in its sole discretion shall have the right (but shall not in any case be obligated) to permit purchase of shares under any Award prior to the time such Award would otherwise become exercisable under the terms of the Award Agreement.

8.05        Extension of Exercise Time. The Administrator, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit any Award granted under this Plan to be exercised after its Expiration Date or after the ninety day period following Termination of Employment, subject, however, to the limitations described in Section 8.01 (c) and (d).

8.06        Prohibited Modification or Extension of Options. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, no “modification” may be made in respect to any Option if such modification would result in the Option constituting a deferral of compensation, and no “extension” shall be made in respect of any Option, if such extension would result in the Option having an additional deferral feature from the Date of Grant, in each case within the meaning of applicable Treasury regulations under Section 409A of the Code.

(a)        A “modification” for purposes of this Section 8.06 means any change in the terms of the Option, the Plan or Award Agreement that may provide a Participant with a direct or indirect reduction in the Purchase Price or Exercise Price, regardless of whether the Participant in fact benefits from the change in terms.

(b)        An “extension” for purposes of this Section 8.06 means either the (i) provision to a Participant of an additional period of time within which to exercise the Option beyond the time originally prescribed, (ii) the conversion or exchange of the Option for a legally binding right to compensation in a future taxable year, (iii) the addition of any feature for the deferral of compensation to the terms of the Option, or (iv) any renewal of the Option that has the effect of (i) through (iii) above.

                           8.07        Conditions for Exercise. An Award Agreement may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments which may be cumulative) as may be determined by the Administrator at the Date of Grant.

8.08        Change of Control Event. Unless otherwise provided in the Award Agreement, and subject to such other terms and conditions as the Administrator may establish in the Award Agreement, upon the occurrence of a Change of Control Event, irrespective of whether or not an Award is then exercisable, all outstanding Options shall automatically become fully vested and exercisable and all restrictions applicable to any other Award shall lapse and be of no further force or effect.

8.09	Exercise Procedures.

(a)        An Option that is exercisable may be exercised, prior to the Expiration Date of the Award, by the Participant’s delivery to the Officer designed in the Award Agreement of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Administrator. Such notice must specify the number of shares with respect to which the Option is being exercised and must be accompanied by payment in full of the Purchase Price of the shares of Company Common Stock for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the Option (or portion thereof) being exercised.

(b)        Notwithstanding the prior provision, the Administrator may (but need not) permit payment to be made by delivery to the Company of either (i) shares of Company Common Stock (including shares issuable to the Participant pursuant to the exercise of the Option), (ii) any combination of cash and shares of Company Common Stock, or (iii) such other consideration as the Administrator deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, shares of Company Common Stock may be issued directly to the Participant’s broker or dealer upon receipt of the Purchase Price in cash from the broker or dealer.) In the event that any Company Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Company Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares transferred. The Participant may not transfer to the Company in satisfaction of the Purchase Price (y) a number of shares which when multiplied times the Fair Market Value as of the date of exercise would result in a product greater than the Purchase Price or (z) any fractional share of Company Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and used for any proper corporate purpose. Unless the Administrator shall otherwise determine, any Company Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

(c)        A Stock Appreciation Right that is exercisable may be exercised, prior to the Expiration Date of the Award, by the Participant’s delivery to the Officer designed in the Award Agreement of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Administrator. The Administrator will determine whether the appreciation in a Stock Appreciation Right will be paid in the form of cash, shares of Company Common Stock or a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Company Common Stock to be issued to the Participant, shares of Company Common Stock will be valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right. If shares of Company Common Stock are issued to a Participant, cash will be paid in lieu of any fractional share.

(d)        In the event that an Option or Stock Appreciation Right is being exercised by a Beneficiary, or any other person pursuant to Section 11.05, appropriate proof of the right of such person to exercise the Option or Stock Appreciation Right must be provided to the Company.

Article IX.

Restricted Share Awards

9.01        Power to Grant Restricted Share Right. The Administrator may grant to any Participant an Award of a Restricted Share Right entitling such person to receive shares of Company Common Stock (“Restricted Stock”) in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Administrator shall determine on or prior to the Date of Grant. The terms of any Award of Restricted Stock granted under the Plan shall be set forth in an Award Agreement.

9.02        Duration of Restricted Share Rights. During a period established by the Administrator and set forth in a Participant’s Award Agreement, (the “Restriction Period”) the Participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares Restricted Stock. Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in the Plan or an Award Agreement will be ineffective.

9.03        Forfeiture of Restricted Share Rights. Subject to Section 9.05, an Award of a Restricted Share Right will terminate and any unvested shares will be forfeited unless the Participant (a) remains employed by the Company or a Subsidiary until the expiration of the Restriction Period, and (b) satisfies any other conditions set forth in the Award Agreement. If the Award Agreement so provides, in the case of the Participant’s death, disability or retirement (as defined in the Award Agreement) prior to the expiration of the Restriction Period, any Restricted Stock will immediately vest and any restrictions will lapse as of the date of the Participant’s death, disability or retirement.

9.04        Delivery of Shares upon Vesting. Upon the lapse of the restrictions established in the Award Agreement, the Participant shall be entitled to receive, without payment of any cash or other consideration, certificates for the number of shares of Company Common Stock covered by the Award.

9.05        Waiver or Modification of Forfeiture Provisions. The Administrator has full power and authority to modify or waive any or all terms, conditions or restrictions (other than the minimum Restriction Period set forth in Section 9.02) applicable to any Restricted Share Right granted to a Participant under the Plan; provided, that, no modification shall, without consent of the Participant, adversely affect the Participant’s rights thereunder.

9.06        Rights as a Stockholder. Unless otherwise provided in the Award Agreement, no person shall have any rights as a stockholder with respect to any shares subject to Restricted Share Rights until such time as the person shall have been issued a certificate for such shares. Unless otherwise provided by the Administrator, any Award of Restricted Share Rights that prohibits the payment of dividends on such Restricted Stock during the Restriction Period shall be conditioned upon the Participant’s irrevocable commitment to not make an election under Section 83(b) of the Code with respect to such Restricted Stock and, in the event that the Participant breaches such obligation and makes a Section 83(b) election with respect to such Restricted Stock, the Award of such Restricted Share Rights shall be void ab initio.

Article X.

Other Stock Based Awards

10.01      Grant of Other Awards. Other Awards of shares of Company Common Stock or other securities of the Company and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Company Common Stock (“Other Awards”) may be granted either alone or in addition to or in conjunction with Options or Stock Appreciation Rights under the Plan. Subject to the provisions of the Plan, the Administrator shall have the sole and complete authority to determine the persons to whom and the time or times at which Other Awards shall be made, the number of shares of Company Common Stock or other securities, if any, to be granted pursuant to such Other Awards, and all other conditions of such Other Awards. Any Other Award shall be confirmed by an Award Agreement executed by the Administrator and the Participant, which agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of this Plan with respect to the Other Award.

10.02      Terms of Other Awards. In addition to the terms and conditions specified in the Award Agreement, Other Awards made pursuant to this Article X shall be subject to the following:

(a)     Any shares of Company Common Stock subject to such Other Awards may not be sold, assigned, transferred or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b)    If specified by the Administrator and the Award Agreement, the recipient of an Other Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Company Common Stock or other securities covered by the Other Award; and

(c)     The Award Agreement with respect to any Other Award shall contain provisions providing for the disposition of such Other Award in the event of Termination of Employment prior to the exercise, realization or payment of such Other Award, with such provisions to take account of the specific nature and purpose of the Other Award.

Article XI.

Terms Applicable to All Awards

11.01      Award Agreement. The grant and the terms and conditions of the Award shall be set forth in an Award Agreement between the Company and the Participant. No person shall have any rights under any Award granted under the Plan unless and until the Administrator and the Participant to whom the Award is granted have executed and delivered an Award Agreement expressly granting the Award to such person and setting forth the terms of the Award.

11.02      Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Administrator have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan conflicts with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.

11.03      Modification of Award After Grant. Except as provided in Section 4.03, the terms of any Award granted under the Plan may not be changed after the granting of such Award without the express written approval of the Participant and the Administrator. No modification may be made to an Award granted to an Officer except in compliance with Rule 16b-3. No modification to the terms of an Award may result in the direct or indirect reduction in the Purchase Price or the Exercise Price of the stock right below the Fair Market Value of the shares on the Date of Grant.

11.04      Taxes. The Company is entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount sufficient to satisfy any federal, state and local withholding tax requirements with respect to any amount payable and/or shares issuable under a Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or stock upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for such tax. The amount of such withholding or tax payment shall be determined by the Administrator (the Participant shall provide to the Company such information as the Company may require to determine the amounts) and, unless otherwise provided by the Administrator, will be payable by the Participant at the time of issuance or payment in accordance with the following rules:

(a)     A Participant, other than an Officer, shall have the right to elect to meet his or her withholding requirement by: (1) having the Company withhold from such Award the appropriate number of shares of Company Common Stock, rounded out to the next whole number, the Fair Market Value of which is equal to such amount, or, in the case of the cash payment, the amount of cash, as is determined by the Company to be sufficient to satisfy applicable tax withholding requirements; or (2) direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award.

(b)    Unless otherwise provided by the Administrator, with respect to Officers, the Company shall withhold from such Award the appropriate number of shares of Company Common Stock, rounded up to the next whole number, the Fair Market Value of which is equal to the amount, as determined by the Administrator, (or, in the case of a cash payment, the amount of cash) required to satisfy applicable tax withholding requirements.

(c)     In the event that an Award or property received upon exercise of an Award has already been transferred to the Participant on the date upon which withholding requirements apply, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding requirements.

(d)    If permitted under applicable federal income tax laws, a Participant may elect to be taxed in the year in which an Award is exercised or received, even if it would not otherwise have become taxable to the Participant. If the Participant makes such an election, the Participant shall promptly notify the Company in writing and shall provide the Company with a copy of the executed election form as filed with the Internal Revenue Service no later than thirty days from the date of exercise or receipt of Restricted Stock. Promptly following such notification, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding tax requirements.

                         11.05      Limitations on Transfer. Except as otherwise provided in this Section 11.05, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution. During the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative or attorney-in-fact) may exercise the Participant’s rights under the Plan. The Participant’s Beneficiary may exercise a Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Participant who originally received the Options or to an individual or trust to whom the Participant could have initially transferred the Option pursuant to this Section 11.05. Options which are transferred pursuant to this Section 11.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.

11.06      General Restriction. Notwithstanding anything to the contrary herein, the Company shall have no obligation or liability to deliver any shares of Company Common Stock under the Plan or to make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws, rules and regulations, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations of the New York Stock Exchange.

11.07      Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Administrator and Participant approve; provided, however, that the Administrator may not, without stockholder approval, permit the exchange or surrender of Awards, whether for cash or other Awards, that would directly or indirectly reprice the surrendered Award. Notwithstanding anything to the contrary contained in the Plan, the Administrator may not, without stockholder approval, grant new Awards to a Participant with Exercise Prices or Purchase Prices, as the case may be, lower than the Exercise Prices or Purchase Prices, as the case may be, of current Awards held by such Participant on the condition that such Participant surrender such current Awards to the Company.

Article XII.

General Provisions

12.01	Amendment and Termination of Plan.

(a)     Amendment. The Board shall have complete power and authority to amend the Plan at any time and to add any other stock based Award or other incentive compensation programs to the Plan as it deems necessary or appropriate and no approval by the stockholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, (i) make any amendment which requires stockholder approval under any applicable law, including Rule 16b-3 or the Code; or (ii) which, unless approved by the requisite affirmative approval of stockholders of the Company, would cause, result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code with respect to any Performance-Based Option. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award. For the purposes of this section, an amendment to the Plan shall be deemed to have the affirmative approval of the stockholders of the Company if such amendment shall have been submitted for a vote by the stockholders at a duly called meeting of such stockholders at which a quorum was present and the majority of votes cast with respect to such amendment at such meeting shall have been cast in favor of such amendment, or if the holders of outstanding stock having not less than a majority of the outstanding shares consent to such amendment in writing in the manner provided under the Company’s bylaws.

(b)    Termination. The Board shall have the right and the power to terminate the Plan at any time. If the Plan is not earlier terminated, the Plan shall terminate when all shares authorized under the Plan have been issued. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the Expiration Date of such Award to the same extent such Award would have been exercisable if the Plan had not been terminated.

12.02      No Right To Employment. No employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary of the Company.

12.03      Compliance with Rule 16b-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Administrator. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

12.04      Securities Law Restrictions. The shares of Company Common Stock issuable pursuant to the terms of any Awards granted under the Plan may not be issued by the Company without registration or qualification of such shares under the Securities Act of 1933, as amended, or under various state securities laws or without an exemption from such registration requirements. Unless the shares to be issued under the Plan have been registered and/or qualified as appropriate, the Company shall be under no obligation to issue shares of Company Common Stock upon exercise of an Award unless and until such time as there is an appropriate exemption available from the registration or qualification requirements of federal or state law as determined by the Administrator in its sole discretion. The Administrator may require any person who is granted an Award hereunder to represent and agree with the Company in writing that if such shares are issuable under an exemption from registration requirements, the shares will be “restricted” securities which may be resold only in compliance with applicable securities laws, and that such person is acquiring the shares issued upon exercise of the Award for investment, and not with the view toward distribution.

12.05      Captions. The captions (i.e., all section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

12.06      Severability. Whenever possible, each provision in the Plan and every Award Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award Agreement is held to be prohibited or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of the Plan and every Award Agreement shall remain in full force and effect.

12.07      No Strict Construction. No rule of strict construction shall be implied against the Company, the Administrator, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Administrator.

12.08      Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Michigan and construed in accordance therewith except to the extent such law is preempted by federal law.

12.09      Section 409A of the Code. The Company intends for the Awards granted under the Plan to be excluded from coverage under Section 409A of the Code. If, however, the Administrator determines that a Participant would be subject to the additional 20% tax imposed by Section 409A of the Code as a result of failure to meet the requirements of Section 409A, the Participant may exercise an Award prior to the exercise date stated in the Award Agreement to the extent necessary to pay the aggregate Federal Insurance Contributions Act (FICA) tax and any income tax in accordance with Section 1.409A-3(j)(4) of the Treasury regulations.